SHORT FORM LEASE

Between

PRINCETON CORPORATE CENTER REALTY ASSOCIATES L.L.C.

as Landlord,

and

ROSETTA GENOMICS, Inc.

as Tenant

Building:

3 Independence Way,

Princeton, New Jersey

THIS LEASE is made on the 15th day of April, 2013 between PRINCETON CORPORATE CENTER REALTY ASSOCIATES L.L.C., a New Jersey limited liability company, whose address is c/o Mack-Cali Realty Corporation, 343 Thornall Street, Edison, New Jersey 08837-2206 (who is referred to in this Lease as “Landlord”) and ROSETTA GENOMICS, INC., a Delaware Corporation, whose address is 3711 Market Street, Suite 740, Philadelphia, PA 19104 (who is referred to in this Lease as “Tenant”). This Lease consists of the following Basic Lease Provisions and Definitions and the attached General Conditions and Exhibits. The Basic Lease Provisions and Definitions are referred to in this Lease as the “Basic Lease Provisions.”

BASIC LEASE PROVISIONS

1.	BASE PERIOD COSTS means the following:

a)	Base Operating Costs: Operating Costs incurred during the Calendar Year.

b)	Base Real Estate Taxes: Real Estate Taxes incurred during the Calendar Year.

c)	Base Insurance Costs: Insurance Costs incurred during the Calendar Year.

d)	Base Utility and Energy Costs: Utility and Energy Costs incurred during the Calendar Year.

2.	BUILDING means 3 Independence Way, Princeton, New Jersey.

3.	CALENDAR YEAR means the calendar year 2013.

4.           COMMENCEMENT DATE means the later of: (i) July 1, 2013 or (ii) the date Landlord shall substantially complete the Work in accordance with Exhibit C attached hereto and made a part hereof, subject to Article 20 of this Lease.

5.           DEMISED PREMISES OR PREMISES mean and are agreed and deemed to be 3,651 gross rentable square feet on the second (2nd) floor as shown on Exhibit A to this Lease, which includes an allocable share of the Common Facilities.

6.           EXPIRATION DATE means 11:59 p.m. on the last day of the month in which the day before the five (5) year and two (2) month anniversary of the Commencement Date occurs.

7.           FIXED BASIC RENT means the following:

Term	Annual Rate	Monthly Installments	Annual Per Sq. Ft. Rent
Commencement Date through and including the last day of the month during which the day prior to the five (5) year and two (2) month anniversary of the Commencement Date occurs	$79,409.28	$6,617.44	$21.75

Notwithstanding the foregoing, provided that this Lease is in full force and effect and Tenant has complied with each of its obligations hereunder, Tenant shall have no obligation to pay the Monthly Installments of Fixed Basic Rent for the second (2nd) and third (3rd) full calendar months of the Term.

If the Commencement Date is other than the first day of a calendar month, then the Monthly Installment of Fixed Basic Rent payable by Tenant for such month shall be prorated at the same rental rate payable for the first (1st) Monthly Installment listed above, and “Month 1” of the rent grid set forth above shall be deemed to be the first full calendar month following immediately thereafter.

Basic Lease Provisions and Definitions - Page 1 of 3

8.          HVAC AFTER HOURS CHARGE is $55.00 per hour per zone for heat and $75.00 per hour per zone for air conditioning, subject to Section 17 (b) of the Lease. The HVAC After Hours Charge is subject to increase from time to time to reflect the increase in the cost of providing such after hours HVAC service.

9.           Notice Addresses shall mean the following:

If to Tenant:

Rosetta Genomics, Inc.

3711 Market Street, Suite 740

Philadelphia, PA

Attention: CEO

With a copy to (which by itself shall not be considered notice):

Rosetta Genomics, Ltd.

10 Plaut Street

Reshovot

Israel, 76706

Attention: General Counsel

If to Landlord by personal or overnight delivery:

c/o Mack-Cali Realty Corporation

343 Thornall Street

Edison, New Jersey 08837-2206

Attention: Executive Vice President and General Counsel

If to Landlord by mail:

c/o Mack-Cali Realty Corporation

P.O. Box 7817

Edison, New Jersey 08818-7817

Attention: Executive Vice President and General Counsel

10.	PARKING SPACES means a total of thirteen (13) unassigned parking spaces.

11.	SECURITY DEPOSIT means TWENTY-SIX THOUSAND FOUR HUNDRED SIXTY-NINE AND 75/100 DOLLARS ($26,469.75).

Provided that (i) this Lease is in full force and effect, (ii) Tenant is not in and has not been in default hereunder and (iii) Tenant’s net worth is at least equal to the net worth of Tenant on the date of this Lease, Tenant, upon request to Landlord, may reduce the Security Deposit by SIX THOUSAND SIX HUNDRED SEVENTEEN AND 44/100 DOLLARS ($6,617.44) on or after the twenty-sixth (26th) month, so that the Security Deposit for the remainder of the Term shall be NINETEEN THOUSAND EIGHT HUNDRED FIFTY-TWO AND 31/100 DOLLARS ($19,852.31).

12.	TENANT’S BROKER means Commercial Property Network, Inc.

13.	TENANT’S PERCENTAGE means and is agreed and deemed to be 3.28%.
Basic Lease Provisions and Definitions - Page 2 of 3

DEFINITIONS

1.            ADDITIONAL RENT means all money, other than the Fixed Basic Rent, payable by Tenant to Landlord under the Lease, including, but not limited to, the monies payable by Tenant to Landlord pursuant to Exhibits G and H of this Lease.

2.           BUILDING HOLIDAYS means the holidays shown on Exhibit E and all days observed as holidays by the United States, State, or labor unions representing individuals servicing the Building in behalf of Landlord; if there be no such labor unions, such definition shall include holidays designated by Landlord for the benefit of such individuals.

3.           BUILDING HOURS means Monday through Friday, 8:00 a.m. to 6:00 p.m., but excluding Building Holidays.

4.           COMMON FACILITIES means and includes the lobby; elevator(s); fire stairs; public hallways; public lavatories; all other general Building components, facilities and fixtures that service or are available to more than one tenant; air conditioning mechanical rooms; fan rooms; janitors' closets; electrical and telephone closets serving more than one tenant; elevator shafts and machine rooms; flues; stacks; pipe shafts and vertical ducts with their enclosing walls; and structural components of the Building.

Whenever the word “includes” or “including” is used in this Lease, it means “includes but is not limited to” and “including but not limited to,” respectively.

5.	EXHIBITS are the following:

Exhibit A	Location of Premises
Exhibit B	Rules and Regulations
Exhibit C	Workletter Agreement
Exhibit D	Cleaning Services
Exhibit E	Building Holidays
Exhibit F	Commencement Date Agreement
Exhibit G	Tax and Operating Cost Rider
Exhibit H	Electricity Rider
Exhibit I	Guaranty of Lease

The Exhibits are attached at the back of this Lease and are a part of this Lease.

6.           LEGAL REQUIREMENTS means all present and future laws and ordinances of federal, state, municipal and county governments, and rules, regulations, orders and directives of departments, subdivisions, bureaus, agencies or offices of such governments, or any other governmental, public or quasi-public authorities having jurisdiction over the Building, and the directions of any public officer pursuant to law.

7.           PRIME means the so-called annual prime rate of interest established and quoted by The Wall Street Journal (or its successor), from time to time, but in no event greater than the highest lawful rate from time to time in effect.

8.           PERMITTED USE means general office use consistent with a first class office building and for no other purpose.

9.           REAL PROPERTY means the Building, the land upon which the Building stands, together with adjoining parking areas, sidewalks, driveways, landscaping and land.

10.	STATE means the State of New Jersey.

11.	TERM means the period of time beginning on the Commencement Date and ending on the Expiration Date.

— End of Basic Lease Provisions and Definitions —

Basic Lease Provisions and Definitions - Page 3 of 3

1.	LEASE:	1

2.	FIXED BASIC RENT:	1

3.	USE AND OCCUPANCY:	1

4.	CARE AND REPAIR OF PREMISES:	1

5.	ALTERATIONS, ADDITIONS OR IMPROVEMENTS:	2

6.	ASSIGNMENT AND SUBLEASE:	2

7.	COMPLIANCE WITH RULES AND REGULATIONS:	3

8.	DAMAGES TO BUILDING:	3

9.	EMINENT DOMAIN:	4

10.	LANDLORD'S REMEDIES ON DEFAULT:	4

11.	DEFICIENCY:	4

12.	SUBORDINATION:	5

13.	SECURITY DEPOSIT:	5

14.	RIGHT TO CURE TENANT'S BREACH:	5

15.	LIENS:	5

16.	RIGHT TO INSPECT AND REPAIR:	5

17.	SERVICES TO BE PROVIDED BY LANDLORD:	5

18.	TENANT’S ESTOPPEL CERTIFICATE:	6

19.	HOLDOVER TENANCY:	6

20.	LANDLORD’S WORK; COMMENCEMENT:	6

21.	OVERDUE RENT CHARGE/INTEREST:	6

22.	INSURANCE:	7

23.	INDEMNITY:	8

24.	BROKER:	8

25.	PERSONAL LIABILITY:	8

26.	NOTICES:	8

27.	AUTHORITY:	8

28.	PARKING SPACES	9

29.	RELOCATION:	9

30.	MISCELLANEOUS:	9

31.	TERMINATION OPTION:	11

32.	GENERATOR:	11

General Conditions

1.	LEASE:

Landlord has leased the Premises to Tenant for the Term.

2.	FIXED BASIC RENT:

Tenant will pay Landlord the Fixed Basic Rent. At Landlord’s option, upon notice to Tenant, Tenant will pay the Fixed Basic Rent and Additional Rent by electronic transfer. The Fixed Basic Rent payable for the entire Term will be the aggregate of the Annual Rate set forth in the Basic Lease Provisions and will be payable, in advance, on the first day of each calendar month during the Term at the Monthly Installments set forth in the Basic Lease Provisions, except that a proportionately lesser amount will be paid for the first month of the Term if the Term commences on a day other than the first day of the month. Tenant will pay the first (1st) full monthly installment of Fixed Basic Rent upon Tenant’s execution and delivery of this Lease. Tenant will pay Fixed Basic Rent, and any Additional Rent, to Landlord at Landlord’s address set forth in the first paragraph of this Lease, or at such other place as Landlord may designate in writing, without demand and without counterclaim, deduction or set off.

3.	USE AND OCCUPANCY:

Tenant will use the Premises solely for the Permitted Use.

Neither Tenant, nor anyone acting by or through Tenant, will generate, handle, dispose, store or discharge any hazardous substances or wastes as defined by Legal Requirements in, on or around the Premises, the Building or the Real Property in violation of any Legal Requirements (such actions collectively referred to as “Prohibited Actions”). Tenant will defend, indemnify and hold Landlord harmless against any and all loss, cost, damage, liability or expense (including reasonable attorneys’ fees and disbursements) which Landlord may sustain as a result of any Prohibited Actions.

4.	CARE AND REPAIR OF PREMISES:

Tenant will not commit any act that damages the Premises or Building and will take good care of the Premises, and will comply with all Legal Requirements affecting the Premises or the Tenant’s use and/or occupancy of the Premises. Landlord will, at Tenant’s expense, make all necessary repairs to the Premises. Landlord will make all necessary repairs to the Common Facilities. The cost of repairs to the Common Facilities will be included in Operating Costs, except where the repair has been made necessary by misuse or neglect by Tenant or Tenant’s agents, employees, contractors, invitees, visitors or licensees (collectively, “Tenant’s Agents”), in which event Landlord will nevertheless make the repair but Tenant will pay to Landlord, as Additional Rent, upon demand, the cost incurred by Landlord to complete such repairs. All improvements made by Tenant prior to or after the commencement of the Term which are attached to the Premises will, at Landlord’s option, become the property of Landlord upon the expiration or sooner termination of this Lease. Not later than the last day of the Term, Tenant will, at Tenant’s expense, remove from the Building all of Tenant’s personal property and those improvements made by Tenant which Landlord has not elected by notice to Tenant, said notice to be requested by Tenant simultaneously with any request to perform such improvements, to retain as Landlord’s property, as well as all trade fixtures (other than built-in cabinet work), moveable partitions, telephone, computer, data and antenna wiring, cabling and related conduit and the like. Tenant will repair all injury done by or in connection with the installation or removal of said property, improvements, wiring and the like; cap or terminate all telephone, computer and data connections at service entry panels in accordance with Legal Requirements; and surrender the Premises in as good condition as they were at the beginning of the Term, except for reasonable wear and damage by casualty or other cause not due to the misuse or neglect by Tenant and/or Tenant’s Agents. All property of Tenant remaining on the Premises after the last day of the Term will be conclusively deemed abandoned and may be removed and discarded or stored at Tenant’s risk by Landlord, and Tenant will pay Landlord for the cost of such removal, discarding and/or storage. Notwithstanding anything contained herein to the contrary, Tenant shall remove all installations that are “non-standard office improvements”. For purposes hereof, “non-standard office improvements” shall mean raised flooring, interior staircases, vaults, elevators, modifications to the Building’s utility and mechanical systems and unusual configuration for first class office space. Tenant shall repair any damage to the Premises resulting from such removal. Nothing contained herein shall be deemed to require Tenant to remove any portion of The Work, as defined in Exhibit C, at the expiration or sooner termination of the Lease.

Tenant is responsible for all costs related to the repair and maintenance of any additional or supplemental HVAC systems, appliances and equipment serving exclusively the Premises or installed to meet Tenant’s specific requirements. Tenant will purchase and maintain throughout the Term an annual full maintenance and service contract for this equipment and will forward a copy of each proposed contract to Landlord for its approval prior to signing it.

1

5.	ALTERATIONS, ADDITIONS OR IMPROVEMENTS:

Tenant will not, without first obtaining the written consent of Landlord, make any alterations, additions or improvements (collectively, “alterations”) in, to or about the Premises. Unless the alterations affect the Common Facilities or Building Systems or would otherwise require a building permit, Landlord will not unreasonably withhold or delay its consent. Building Systems include the life safety, plumbing, electrical, heating, ventilation and air conditioning systems in the Building. Tenant may, upon prior notice to Landlord, perform minor cosmetic improvements, such as painting and wallpapering, without the prior consent of Landlord.

If Tenant shall request the consent or approval of Landlord to the making of any alterations or to any other thing, and Landlord shall seek and pay a separate fee for the opinion of Landlord's counsel, architect, engineer or other representative or agent as to the form or substance thereof, Tenant shall pay Landlord, as Additional Rent, within 30 days after demand, all reasonable costs and expenses of Landlord incurred in connection therewith, including, in case of any alterations, costs and expenses of Landlord in reviewing plans and specifications.

6.	ASSIGNMENT AND SUBLEASE:

Tenant will not mortgage, pledge, assign or otherwise transfer this Lease or sublet all or any portion of the Premises in any manner except as specifically provided for in this Article 6:

a) If Tenant desires to assign this Lease or sublease all or part of the Premises, the terms and conditions of such assignment or sublease will be communicated by Tenant to Landlord in writing no less than thirty (30) days prior to the effective date of such sublease or assignment. Prior to such effective date, Landlord will have the option, upon notice to Tenant, to terminate the Lease, (i) in the case of subletting, solely as to that portion of the Premises to be sublet, or (ii) in the case of an assignment, as to all of the Premises, and in such event, Tenant will be fully released from its obligations with respect to the terminated space (“Recapture Space”) accruing from and after the effective date. If Landlord terminates the Lease as to the Recapture Space, in no event will Landlord be liable for a brokerage commission in connection with the proposed assignment or sublet. If Landlord recaptures the Recapture Space, Tenant shall be solely responsible, at its cost and expense, for all alterations required to separate the Recapture Space from the balance of the Premises, including, but not limited to, construction of demising walls and separation of utilities.

b) In the event that the Landlord elects not to terminate the Lease as to the Recapture Space, Tenant may assign this Lease or sublet the whole or any portion of the Premises, subject to Landlord’s prior written consent, which consent will not be unreasonably withheld, conditioned or delayed, subject to the following terms and conditions and provided the proposed occupancy is in keeping with that of a first-class office building:

i) Tenant will provide to Landlord the name, address, nature of the business and evidence of the financial condition of the proposed assignee or sublessee;

ii) The assignee will assume, by written instrument, all of the obligations of the Tenant under this Lease, and a copy of such assumption agreement will be furnished to Landlord within ten (10) days of its execution. No further assignment of this Lease or subletting all or any part of the Premises will be permitted;

iii) Each sublease will provide that sublessee’s rights will be no greater than those of Tenant, and that the sublease is subject and subordinate to this Lease and to the matters to which this Lease is or will be subordinate, and that in the event of default by Tenant under this Lease, Landlord may, at its option, have such sublessee attorn to Landlord provided, however, in such case Landlord will not (i) be liable for any previous act or omission of Tenant under such sublease or, (ii) be subject to any offset not expressly provided for in this Lease or by any previous prepayment of more than one month’s rent;

iv) The liability of Tenant and each assignee will be joint, several and primary for the observance of all the provisions, obligations and undertakings of this Lease, including the payment of Fixed Basic Rent and Additional Rent through the entire Term, as the same may be renewed, extended or otherwise modified, but if Landlord enters into a written agreement with an assignee (other than to record the exercise of an option contained in this Lease) increasing the monetary obligations of Tenant hereunder, the liabilities of any predecessor in interest to Tenant shall not be increased thereby;

v) Tenant will promptly pay to Landlord fifty percent (50%) of any consideration received for any assignment or all of the rent (fixed basic rent and additional rent) and any other consideration payable by the subtenant to Tenant under or in connection with a sublease, as and when received, in excess of the Fixed Basic Rent required to be paid by Tenant for the area sublet, after deducting therefrom all usual and customary out-of-pocket cost incurred by Tenant in connection with any such subletting or assignment;

2

vi) The acceptance by Landlord of any rent from the assignee or from any subtenant or the failure of Landlord to insist upon strict performance of any of the terms, conditions and covenants of this Lease will release neither Tenant, nor any assignee assuming this Lease, from the Tenant’s obligations set forth in this Lease;

vii) The proposed assignee or subtenant is not then an occupant of any part of the Building or any other building then owned by Landlord or its affiliates within a three-mile radius of the Building;

viii) The proposed assignee or subtenant is not an entity or a person or an affiliate of an entity with whom Landlord is or has been, within the preceding twelve (12) month period, negotiating to lease space in the Building or any other building owned by Landlord or its affiliates within a five-mile radius of the Building;

ix) There will not be more than one (1) subtenant in the Premises;

x) Tenant will not advertise the subtenancy for less than Landlord’s then current market rent for the Premises, provided, however, that nothing contained herein shall be deemed to prohibit Tenant from actually subletting the Premises for less than Landlord’s then current market rent;

xi) Tenant will pay Landlord a ONE THOUSAND HUNDRED AND 00/100 DOLLAR ($1,000.00) administrative fee for each request for consent to any sublet or assignment simultaneously with Tenant’s request for consent to a specific sublet or assignment; and

xii) The proposed assignee or subtenant will use the Premises for the Permitted Use only.

c) If Tenant is a corporation (other than a corporation whose stock is listed and traded on a nationally recognized stock exchange), the transfer (however accomplished, whether in a single transaction or in a series of related or unrelated transactions) of a majority of the issued and outstanding stock [or any other mechanism such as, by way of example, the issuance of additional stock, a stock voting agreement or change in class(es) of stock which results in a change of control of Tenant], and if Tenant is a partnership, joint venture or limited liability company (collectively “Entity”), the transfer (by one or more transfers) of an interest in the distributions of profits and losses of such Entity (or other mechanism, such as, by way of example, the creation of additional partnership or limited liability company interests) which results in a change of control of such Entity will be deemed an assignment of this Lease, subject to provisions of this Article.

Notwithstanding anything contained in this Lease to the contrary, Tenant may assign this Lease or sublet all or any portion of the Premises to (i) any corporation or other Entity directly or indirectly controlling or controlled by Tenant or under common control with Tenant, or (ii) any successor by merger, consolidation, corporate reorganization or acquisition of all or substantially all of the assets of Tenant (any transaction referred to in clauses (i) or (ii) hereof will be a “Permitted Transfer”) provided that the net worth of any transferee of a Permitted Transfer will not be less than the greater of (A) the net worth of Tenant immediately preceding the Permitted Transfer or (B) the net worth of Tenant as of the date of the execution and delivery of this Lease by both parties. Any other assignment or subleasing of Tenant’s interest under this Lease will be subject to Landlord’s approval, which approval will not be unreasonably withheld, conditioned or delayed.

d) Except as specifically set forth above, if any portion of the Premises or of Tenant’s interest in this Lease is acquired by any other person or entity, whether by assignment, mortgage, sublease, transfer, operation of law or act of the Tenant, or if Tenant pledges its interest in this Lease or in any security deposit required hereunder, Tenant will be in default.

7.	COMPLIANCE WITH RULES AND REGULATIONS:

Tenant will observe and comply with the rules and regulations set forth in Exhibit B and with such further reasonable rules and regulations as Landlord may prescribe from time to time.

8.	DAMAGES TO BUILDING:

If the Building is damaged by fire or any other cause to such extent that the cost of restoration, as reasonably estimated by Landlord, will equal or exceed twenty-five (25%) percent of the replacement value of the Building (exclusive of foundations) just prior to the occurrence of the damage, then Landlord may, no later than the sixtieth (60th) day following the damage, give Tenant a notice electing to terminate this Lease. In such event, this Lease will terminate on the thirtieth (30th) day after the giving of such notice, and Tenant will surrender possession of the Premises on or before such date. If this Lease is not terminated pursuant to this Article, Landlord will restore the Building and the Premises with reasonable promptness, subject to Force Majeure, as defined in Article 30 e) below, and subject to the availability and adequacy of the insurance proceeds. Landlord shall not be obligated to restore fixtures and improvements owned by Tenant.

3

In any case in which use of the Premises is affected by any damage to the Building, there will be either an abatement or an equitable reduction in Fixed Basic Rent, depending on the period for which and the extent to which the Premises are not reasonably usable for general office use. The words “restoration” and “restore” as used in this Article will include repairs.

9.	EMINENT DOMAIN:

If Tenant’s use of the Premises is materially affected due to the taking by eminent domain of (a) the Premises or any part thereof; or (b) any other part of the Building; then, in either event, this Lease will terminate on the date when title vests pursuant to such taking. The Fixed Basic Rent, and any Additional Rent, will be apportioned as of such termination date and any Fixed Basic Rent or Additional Rent paid for any period beyond said date, will be repaid to Tenant. Tenant will not be entitled to any part of the award for such taking or any payment in lieu thereof, but Tenant may file a separate claim for any taking of fixtures and improvements owned by Tenant which have not become the Landlord’s property, and for moving expenses, provided the same will, in no way, affect or diminish Landlord’s award. In the event of a partial taking which does not effect a termination of this Lease but does deprive Tenant of the use of a portion of the Premises, there will be either an abatement or an equitable reduction in Fixed Basic Rent, depending on the period for which and the extent to which the Premises are not reasonably usable for general office use.

10.	LANDLORD'S REMEDIES ON DEFAULT:

If Tenant defaults in the payment of Fixed Basic Rent or any Additional Rent or in the performance of any of the other covenants and conditions of this Lease or permits the Premises to become deserted, abandoned or vacated, Landlord may give Tenant notice of such default, and if Tenant does not cure any Fixed Basic Rent or Additional Rent default within ten (10) days or other default within thirty (30) days after the giving of such notice (or if such other default is of such nature that it cannot be completely cured within such period, if Tenant does not commence such curing within such thirty (30) days and thereafter proceed with reasonable diligence and in good faith to cure such default), then Landlord may terminate this Lease or Tenant’s right to possession upon not less than ten (10) days notice to Tenant, and on the date specified in such notice Tenant's right to possession of the Premises will cease, but Tenant will remain liable as provided below in this Lease. If this Lease or Tenant’s right to possession will have been so terminated by Landlord, Landlord may at any time thereafter recover possession of the Premises by any lawful means and remove Tenant or other occupants and their effects. Landlord may, at Tenant’s expense, relet all or any part of the Premises and may make such alterations, decorations or other changes to the Premises as Landlord considers appropriate in connection with such reletting, without relieving Tenant of any liability under this Lease. Tenant shall pay to Landlord, on demand, such expenses as Landlord may incur, including, without limitation, court costs and reasonable attorney's fees and disbursements, in enforcing the performance of any obligation of Tenant under this Lease.

Tenant hereby waives all right of redemption to which Tenant or any person under Tenant might be entitled by any Legal Requirement. Tenant hereby further waives any and all rights to invoke N.J.S.A. 2A:18-60.

11.	DEFICIENCY:

In any case where Tenant has defaulted and Landlord has recovered possession of the Premises or terminated this Lease or Tenant’s right to possession, Tenant’s obligation to pay Landlord all the Fixed Basic Rent and Additional Rent up to and including the Expiration Date will not be discharged or otherwise affected. Landlord will have all rights and remedies available to Landlord at law and in equity by reason of Tenant’s default, and may periodically sue to collect the accrued obligations of the Tenant together with interest at Prime plus four percent per annum from the date owed to the date paid, but in no event greater than the maximum rate of interest permitted by law.

Alternatively, in any case where Landlord has recovered possession of the Premises by reason of Tenant’s default, Landlord may at Landlord’s option, and at any time thereafter, and without notice or other action by Landlord, and without prejudice to any other rights or remedies it might have hereunder or at law or equity, become entitled to recover from Tenant, as damages for such breach, in addition to such other sums herein agreed to be paid by Tenant, to the date of re-entry, expiration and/or dispossess, an amount equal to the difference between the Fixed Basic Rent and Additional Rent reserved in this Lease from the date of such default to the date of Expiration Date of the original Term and the then fair and reasonable rental value of the Premises for the same period. Said damages shall become due and payable to Landlord immediately upon such breach of this Lease and without regard to whether this Lease be terminated or not, and if this Lease be terminated, without regard to the manner in which it is terminated. In the computation of such damages, the difference between an installment of Fixed Basic Rent and Additional Rent thereafter becoming due and the fair and reasonable rental value of the Premises for the period for which such installment was payable shall be discounted to the date of such default at the rate of not more than six percent (6%) per annum.

4

12.	SUBORDINATION:

This Lease will, at the option of any holder of any underlying lease or holder of any first mortgage or first trust deed, be subject and subordinate to any such underlying lease and to any first mortgage or first trust deed which may now or hereafter affect the Real Property, and also to all renewals, modifications, consolidations and replacements of such underlying leases and first mortgage or first trust deed. Although no instrument or act on the part of Tenant will be necessary to effectuate such subordination, Tenant will, nevertheless, within ten (10) days after written request by Landlord, execute and deliver such further instruments confirming such subordination of this Lease as may be desired by the holders of such first mortgage or first trust deed or by any of the lessors under such underlying leases. If any underlying lease to which this Lease is subject terminates, Tenant will, on timely request, recognize and acknowledge the owner of the Real Property as Tenant’s landlord under this Lease.

Landlord represents that there is currently no mortgage encumbering the Building.

13.	SECURITY DEPOSIT:

Tenant will deposit with Landlord on the signing of this Lease by Tenant, the Security Deposit for the performance of Tenant’s obligations under this Lease, including the surrender of possession of the Premises to Landlord in the condition required under this Lease. If Landlord applies all or any part of the Security Deposit to cure any default of Tenant, Tenant will, on demand, deposit with Landlord the amount so applied so that Landlord will have the full Security Deposit on hand at all times during the Term. In the event of a bona fide sale of the Real Property, subject to this Lease, Landlord will transfer the Security Deposit to the purchaser, and Landlord will be considered released by Tenant from all liability for the return of the Security Deposit; and Tenant agrees to look solely to the new landlord for the return of the Security Deposit, and it is agreed that this will apply to every transfer or assignment made of the Security Deposit to a new landlord. Provided Tenant is not in default, the Security Deposit (less any portions of it previously used, applied or retained by Landlord), will be returned to Tenant after the expiration or sooner termination of this Lease and delivery of the entire Premises to Landlord in accordance with the provisions of this Lease. Tenant will not assign, pledge or otherwise encumber the Security Deposit, and Landlord will not be bound by any such assignment, pledge or encumbrance.

14.	RIGHT TO CURE TENANT'S BREACH:

If Tenant breaches any covenant or condition of this Lease, Landlord may, on prior notice to Tenant (except that no notice need be given in case of emergency), cure such breach at the expense of Tenant, and the reasonable amount of all expenses, including reasonable attorney's fees, incurred by Landlord in so doing (whether paid by Landlord or not) will be deemed payable on demand as Additional Rent.

15.	LIENS:

Tenant will not permit any lien or other encumbrance to be filed as a result of any act or omission (or alleged act or omission) of Tenant. Tenant will, within ten (10) days after notice from Landlord, discharge or satisfy by bonding or otherwise any liens filed against Landlord or all or any portion of the Real Property as a result of any such act or omission, including any lien or encumbrance arising from contract or tort claims.

16.	RIGHT TO INSPECT AND REPAIR:

Landlord or its designees may enter the Premises (but will not be obligated to do so) at any reasonable time on reasonable notice to Tenant (except that no notice need be given in case of emergency) for the purpose of: (i) inspection; (ii) performance of any work or the making of such repairs, replacements or additions in, to, on and about the Premises or the Building, as Landlord deems necessary or desirable; or (iii) showing the Premises to prospective purchasers, mortgages and tenants. Tenant will provide Landlord or its designees free and unfettered access to any mechanical or utility rooms, conduits, risers or the like located within the Premises. Landlord or any prospective tenant shall have the right to enter the space to perform inspections, surveys, measurements or such other reasonable activities as may be necessary to prepare the Premises for occupancy by the succeeding tenant. Tenant will have no claims, including claims for interruption of Tenant’s business, or cause of action against Landlord by reason of entry for such purposes.

17.	SERVICES TO BE PROVIDED BY LANDLORD:

a) Landlord will furnish to the Premises (i) electricity for normal lighting and ordinary office machines, (ii) during Building Hours, HVAC required for the reasonable use and occupancy of the Premises, and (iii) janitorial service (as set forth in Exhibit D), all in a manner comparable to that of similar buildings in the area. In addition, Landlord shall provide Common Facilities lighting at the Real Property during Building Hours and for such additional hours as, in Landlord’s judgment, is necessary or desirable to insure proper operation of the Real Property.

b) Tenant will be entitled to make use of HVAC beyond the Building Hours, at Tenant’s sole cost and expense, provided Tenant has notified Landlord by 3:00 p.m. on the day that Tenant will require said overtime use if said overtime use is required on any weekday, and by 3:00 p.m. on Friday for Saturday and/or Sunday overtime use. Tenant will pay Landlord the HVAC After Hours Charge (as defined in the Basic Lease Provisions) for HVAC beyond the Building Hours.

5

18.	ESTOPPEL CERTIFICATE:

Tenant will, from time to time, on not less than ten (10) days prior written request by Landlord, execute, acknowledge and deliver to Landlord an estoppel certificate containing such information as Landlord may reasonably request; .For purposes hereof, reasonable information shall be deemed to mean those then relevant facts with respect to the status of this Lease including but not limited to the Fixed Basic Rent and Additional Rent payable hereunder, the Term, and any relevant information regarding either Tenant’s or Landlord’s compliance with the covenants and conditions of this Lease.

19.	HOLDOVER TENANCY:

Tenant agrees that it must surrender possession of the Premises to Landlord on the Expiration Date or earlier termination of the Term. Tenant agrees to indemnify and hold Landlord harmless from and against all liabilities, obligations, damages, penalties, claims, costs, charges and expenses, including reasonable attorneys' fees, resulting from any delay by Tenant in so surrendering the Premises, including any claims made by any succeeding tenant based on such delay. Tenant agrees that if possession of the Premises is not surrendered to Landlord on the Expiration Date or earlier termination of the Term, then Tenant agrees to pay Landlord as liquidated damages for each month and for any portion of a month during which Tenant holds over in the Premises after the Expiration Date or earlier termination of the Term, a sum equal to 200% of the average Fixed Basic Rent and Additional Rent which was payable per month under this Lease during the last three months of the Term. Such liquidated damages shall not limit Tenant's indemnification obligation with respect to claims made by any succeeding tenant based on Tenant's failure or refusal to surrender the Premises to Landlord on the Expiration Date or sooner termination of the Term. Nothing contained herein shall be deemed to authorize Tenant to remain in occupancy of the Premises after the Expiration Date or sooner termination of the Term.

20.	LANDLORD’S WORK; COMMENCEMENT:

a) Landlord agrees that, prior to the Commencement Date, Landlord will perform work in the Premises in accordance with Exhibit C of this Lease (the “Work”).

b) A satisfactory inspection of the Work by the applicable governmental authority allowing the Premises to be legally occupied, which may be later evidenced by a (temporary or final) Certificate of Occupancy (although the date of issuance may be other than the Commencement Date), will constitute sufficient evidence to demonstrate that Landlord has performed the Work and the Term has commenced.

c) Notwithstanding anything contained in this Lease to the contrary, if Tenant (or anyone having rights under or through Tenant) shall occupy all or any part of the Premises prior to the date Landlord has completed the Work, then the Commencement Date shall be deemed to occur on such date that Tenant (or anyone claiming under or through Tenant) shall occupy all or any part of the Premises.

d) Notwithstanding anything contained in this Lease to the contrary, if Landlord, for any reason whatsoever cannot deliver possession of the Premises to Tenant on the Commencement Date set forth in the Basic Lease Provisions, this Lease will not be void or voidable, nor will Landlord be liable to Tenant for any loss or damage resulting therefrom, but in that event, the Term will commence on the earlier of: (i) the date Landlord delivers possession of the Premises to Tenant or (ii) the date Landlord would have delivered possession of the Premises to Tenant but for any reason attributable to Tenant.

e) Upon request by Landlord, Tenant agrees to memorialize the Commencement Date and Expiration Date in writing and ratify and confirm said Commencement and Expiration Date by completing and signing Exhibit F attached hereto and made a part hereof no later than thirty (30) days following Landlord’s request therefor.

21.	OVERDUE RENT CHARGE/INTEREST:

a) Tenant will pay an “Overdue Rent Charge” of eight percent (8%) of any installment of Fixed Basic Rent or Additional Rent which Tenant fails to pay within five (5) days after the due date thereof, to cover the extra expense involved in handling non-payments and/or delinquent payments. The Overdue Rent Charge will constitute Additional Rent and an agreed upon amount of liquidated damages and not a penalty.

b) Any amount owed by Tenant to Landlord which is not paid when due will bear interest at the lesser of (i) the rate of two percent (2%) per month from the due date of such amount, or (ii) maximum legal interest rate permitted by law. The payment of interest on such amounts will not extend the due date of any amount owed.

c) Notwithstanding anything in this Article to the contrary, Landlord shall waive an Overdue Rent Charge one time during each Lease Year provided, however, the installment of Fixed Basic Rent or Additional Rent so due is paid by the fifteenth (15th) day of the month. Payment received subsequent to the fifteenth (15th) of the month during these grace periods shall require an Overdue Rent Charge to be reassessed and added to Tenant’s obligations hereunder.

6

22.	INSURANCE:

a)          Tenant’s Insurance. On or before the Commencement Date or Tenant's prior entry into the Premises, Tenant will obtain and have in full force and effect, insurance coverage as follows:

(i)  workers’ compensation in an amount required by law; (ii) commercial general liability with a per occurrence limit of Three Million Dollars ($3,000,000) and a general aggregate of Five Million Dollars ($5,000,000) for bodily injury and property damage on an occurrence basis and containing an endorsement naming Landlord, Mack-Cali Realty, L.P., Mack-Cali Realty Corporation, their respective affiliates, subsidiaries, agents, designees and lender, if any, as additional insureds, an aggregate limit per location endorsement, and no modification that would make Tenant’s policy excess or contributing with Landlord’s liability insurance; (iii) all risk property insurance for the full replacement value of all of Tenant’s furniture, fixtures, equipment, alterations, improvements or additions that do not become Landlord’s property upon installation; and (iv) any other form or forms of insurance or any increase in the limits of any of the coverages described above or other forms of insurance as Landlord or the mortgagees or ground lessors (if any) of Landlord may reasonably require from time to time if in the reasonable opinion of Landlord or said mortgagees or ground lessors said coverage and/or limits become inadequate or less than that commonly maintained by prudent tenants with similar uses in similar buildings in the area. All policies obtained by Tenant will be issued by carriers having ratings in Best’s Insurance Guide (“Best”) of A and VIII, or better (or equivalent rating by a comparable rating agency if Best no longer exists) and licensed in the State. All such policies must be endorsed to be primary and noncontributing with the policies of Landlord being excess, secondary and noncontributing and shall contain an endorsement stating no policy will be canceled, nonrenewed or materially modified without thirty (30) days' prior written notice by the insurance carrier to Landlord (the “Cancellation Endorsement”). If the forms of policies, endorsements, certificates, or evidence of insurance required by this Article are superseded or discontinued, Landlord may require other equivalent or better forms. Evidence of the insurance coverage required to be maintained by Tenant, represented by certificates of insurance issued by the insurance carrier, must be furnished to Landlord prior to Tenant occupying the Premises and at least thirty (30) days prior to the expiration of current policies. Copies of all endorsements required by this Article must accompany the certificates delivered to Landlord. The certificates will state the amounts of all deductibles and self-insured retentions and the Cancellation Endorsement. If requested in writing by Landlord, Tenant will provide to Landlord a certified copy of any or all insurance policies or endorsements required by this Article.

b)	Tenant will not do or allow anything to be done on the Premises which will increase the rate of fire insurance on the Building from that of a general office building. If any use of the Premises by Tenant results in an increase in the fire insurance rate(s) for the Building, Tenant will pay Landlord, as Additional Rent, any resulting increase in premiums. Tenant’s insurance obligations set forth in Section 22 a) (i) and (ii) above shall continue in effect throughout the Term and after the Term as long as Tenant, or anyone claiming by, through or under Tenant, occupies all or any part of the Premises.

c)	Waiver of Claims. Landlord and Tenant hereby waive all claims and release each other and each other’s employees, agents, customers and invitees from any and all liability for any loss, damage or injury to property occurring in, on, about or to the Premises or the Building by reason of fire or other casualty, regardless of cause, including the negligence of Landlord or Tenant and their respective employees, agents, customers and invitees, and agree that the property insurance carried by either of them will contain a clause whereby the insurer waives its right of subrogation against the other party. Each party to this Lease will give to its insurance company notice of the provisions of this Section 22 c) and have such insurance policies properly endorsed, if necessary, to prevent the invalidation of such insurance by reason of the provisions of this Section c). Each party shall bear the risk of its own deductibles. Landlord and Tenant acknowledge that the insurance requirements of this Lease reflect their mutual recognition and agreement that each party will look to its own insurance and that each can best insure against loss to its property and business no matter what the cause. If Tenant fails to maintain insurance or self insures for loss including, without limitation, business interruption, Tenant shall be deemed to have released Landlord for all loss or damage which would have been covered if Tenant had so insured.

d)	Building Insurance. Landlord will at all times during the Term carry a policy of insurance which insures the Building, including the Premises and the Work, if any, against loss or damage by fire or other casualty (namely, the perils against which insurance is afforded by a standard fire insurance policy); provided, however, that Landlord will not be responsible for, and will not be obligated to insure against, any loss of or damage to any personal property or trade fixtures of Tenant or any alterations which Tenant may make to the Premises or any loss suffered by Tenant due to business interruption. All insurance maintained by Landlord pursuant to this Article may be effected by blanket insurance policies.

7

23.	INDEMNITY:

Tenant will defend, indemnify and hold Landlord, Mack-Cali Realty, L.P., Mack-Cali Realty Corporation and their respective affiliates, subsidiaries, designees and agents (“Landlord’s Parties”) harmless from and against any and all claims, actions or proceedings, costs, expenses and liabilities, including reasonable attorneys fees and disbursements incurred in connection with each such claim, action or proceeding, whether in contract or tort, arising from Tenant’s use and occupancy of the Premises, including Tenant’s negligent acts or omissions at the Real Property. In case any action or proceeding be brought against Landlord’s Parties by reason of any such claim, Tenant, upon notice from any of Landlord’s Parties, will, at Tenant’s expense, resist and defend such action or proceeding with counsel acceptable to Landlord’s Parties.

Landlord will defend, indemnify and hold Tenant and its agents harmless from and against any and all claims, actions or proceedings, costs, expenses and liabilities, including reasonable attorneys fees and disbursements incurred in connection with each such claim, action or proceeding, whether in contract or tort, arising directly from (1) any accident, injury or damage occurring within the Real Property or the Building but outside of the Premises where such accident, injury or damage results from the negligence or willful misconduct of Landlord, its agents, or employees or (2) any default by Landlord in the performance of Landlord's obligations under this Lease. In case any action or proceeding be brought against Tenant by reason of any such claim, Landlord, upon notice from Tenant, will, at Landlord’s expense, resist and defend such action or proceeding with counsel acceptable to Tenant

24.	BROKER:

Tenant represents and warrants to the Landlord that no broker brought about this transaction, except Tenant’s Broker and Tenant agrees to indemnify and hold Landlord harmless from any and all claims of any broker(s) (other than Tenant’s Broker) claiming to have represented Tenant in connection with the negotiations of or entering into of this Lease by Tenant and Landlord.

25.	PERSONAL LIABILITY:

There will be no personal liability on the part of Landlord, its constituent members (including officers, directors, partners, members and trustees) and their respective successors and assigns or any mortgagee in possession, with respect to any of the terms, covenants and conditions of this Lease, and Tenant will look solely to the equity of Landlord in the Building for the satisfaction of each and every remedy of Tenant in the event of any breach by Landlord of any of the terms of this Lease to be performed by Landlord, such exculpation of liability to be absolute and without any exceptions whatsoever.

26.	NOTICES:

Any notice by either party to the other shall be in writing and shall be deemed to have been duly given only if (i) delivered personally or (ii) sent by registered mail or certified mail return receipt requested in a postage paid envelope or (iii) sent by nationally recognized overnight delivery service, if to Tenant, at the Building; if to Landlord, at Landlord’s address as set forth above to the attention of President and Chief Executive Officer, with a copy to the attention of the Executive Vice President and General Counsel; or, to either at such other address as Tenant or Landlord, respectively, may designate in writing. Notice shall be deemed to have been duly given, if delivered personally, on delivery thereof, if mailed, upon the seventh (7th) day after the mailing thereof or if sent by overnight delivery service, the next business day.

27.	AUTHORITY:

The signatories on behalf of Tenant represent and warrant that they are authorized to execute this Lease, and if Tenant is a corporation or other Entity, Tenant will, within fifteen (15) days of Landlord’s request, provide Landlord with a resolution confirming the authorization. Tenant represents and warrants to Landlord (i) that neither Tenant nor any person or entity that directly owns a ten percent (10%) or greater equity interest in Tenant nor any of its officers, directors or managing members (collectively, “Tenant and Others in Interest”) is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including Executive Order 13224 signed on September 24, 2001 (the “Executive Order”) and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or other governmental action, (ii) that Tenant and Others in Interest’s activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Act”), and (iii) that throughout the Term Tenant will comply with the Executive Order and the Money Laundering Act.

8

28.	PARKING SPACES

Tenant's occupancy of the Premises will include the use of the parking spaces set forth in the Basic Lease Provisions. Tenant will, upon request, promptly furnish to Landlord the license numbers of the cars operated by Tenant and its subtenants, invitees, concessionaires, licensees and their respective officers, agents and employees. If any vehicle of Tenant, or of any subtenant, invitee, licensee, concessionaire, or their respective officers, agents or employees, is parked in any part of the Real Property other than those portions of the parking area(s) designated for this purpose by Landlord, or if Tenant shall exceed the number of parking spaces allocated to Tenant in the Basic Lease Provisions, then, in addition to Landlord’s rights and remedies provided in this Lease, Tenant will pay to Landlord $100.00 per day for each violation that Tenant shall fail to immediately cure upon notice from Landlord (which notice may be verbal)..

29.	RELOCATION:

Landlord, at its expense, at any time before or during the Term, may relocate Tenant from the Premises to space of reasonably comparable size, window lines, utility and improvements (“Relocation Space”) within the Building or business park of which the Building is a part upon ninety (90) days prior notice to Tenant. From and after the date of the relocation, the Fixed Basic Rent and Tenant’s Percentage will be adjusted based upon the gross rentable area of the Relocation Space; but in no event will the Fixed Basic Rent or Tenant’s Percentage increase as a result of such relocation. Landlord will pay Tenant the actual, reasonable out of pocket moving costs incurred by Tenant in connection with such relocation. Landlord will have no liability for any interference with Tenant’s business resulting from such relocation. Landlord shall bear and pay for the cost and expense of any such relocation including, the moving of any furniture and equipment and the reprinting of existing stationery. In connection with any such relocation, the Landlord shall, at its own cost and expense, furnish and install in (or, if practicable, relocate to) the Relocation Space all walls, partitions, floors, floor coverings, ceilings, fixtures, wiring and plumbing, if any, (as distinguished from trade fixtures, equipment, furniture, furnishings and other personal property belonging to Tenant) required for the Tenant's proper use and occupancy thereof, all of which items shall be comparable in quality to those situated in the Premises. The Landlord shall make reasonable efforts to minimize such interference and, if requested by Tenant, shall relocate Tenant during Saturdays, Sundays and/or Business Holidays.

30.	MISCELLANEOUS:

a) If any of the provisions of this Lease, or the application of such provisions, will be invalid or unenforceable, the remainder of this Lease will not be affected, and this Lease will be valid and enforceable to the fullest extent permitted by law.

b) The submission of this Lease for examination does not constitute a reservation of, or option for, the Premises, and this Lease is submitted to Tenant for signature with the understanding that it will not bind Landlord unless and until it has been executed by Landlord and delivered to Tenant or Tenant’s attorney or agent and until the holder of any mortgage will have unconditionally approved this Lease, to the satisfaction of Landlord, if such approval is required under the terms of such mortgage.

c) No representations or promises will be binding on the parties to this Lease except those representations and promises expressly contained in the Lease.

d) The article headings in this Lease are intended for convenience only and will not be taken into consideration in any construction or interpretation of this Lease or any of its provisions.

e) Force Majeure means and includes those situations beyond either party’s reasonable control, including acts of God; strikes; inclement weather; or, where applicable, the passage of time while waiting for an adjustment of insurance proceeds. Any time limits required to be met by either party hereunder, whether specifically made subject to Force Majeure or not, except those related to the surrender of the Premises by the end of the Term or payment of Fixed Basic Rent or Additional Rent, will, unless specifically stated to the contrary elsewhere in this Lease, be automatically extended by the number of days by which any required performance is delayed due to Force Majeure.

f) Tenant consents to the receipt of promotional electronic messages from Landlord or its affiliates, provided, however, that in no event shall any such electronic message satisfy any notice requirement under this Lease.

g) No payment by Tenant or receipt by Landlord of a lesser amount than the Fixed Basic Rent and Additional Rent payable hereunder will be deemed to be other than a payment on account of the earliest stipulated Fixed Basic Rent and Additional Rent, nor will any endorsement or statement on any check or any letter accompanying any check or payment of Fixed Basic Rent or Additional Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Fixed Basic Rent and Additional Rent or to pursue any other remedy provided herein or by law. All obligations of Tenant under this Lease shall survive the expiration or earlier termination of this Lease.

9

h) No failure by either party to insist upon the strict performance of any covenant, agreement, term or condition of this Lease, or to exercise any right or remedy upon a breach of any such covenant, agreement, term or condition, and no acceptance by Landlord of full or partial rent during the continuance of any such breach by Tenant, will constitute a waiver of any such breach or of such covenant, agreement, term or condition. No consent or waiver, express or implied, by either party to or of any breach of any covenant, condition or duty of the other party will be construed as a consent or waiver to or of any other breach of the same or any other covenant, condition or duty, unless such consent or waiver is in writing and signed by the party granting such consent or waiver.

i) Landlord covenants that if, and so long as, Tenant pays Fixed Basic Rent and any Additional Rent as required under this Lease, and performs Tenant’s other covenants under the Lease, Landlord will do nothing to affect Tenant’s right to peaceably and quietly have, hold and enjoy the Premises for the Term, subject to the provisions of this Lease.

j) The provisions of this Lease will apply to, bind and inure to the benefit of Landlord and its respective heirs, successors, legal representatives and assigns. The term "Landlord" as used in this Lease means only the owner or a master lessee of the Building, so that in the event of any sale of the Building or of any master lease thereof, the Landlord named herein will be and hereby is entirely freed and relieved of all covenants and obligations of Landlord under this Lease accruing after such sale, and it will be deemed without further agreement that the purchaser or the new master lessee of the Building has assumed and agreed to carry out any and all covenants and obligations of Landlord accruing under this Lease after such sale.

k) Landlord reserves the right unilaterally to alter Tenant's ingress and egress to the Building or make any change in operating conditions to restrict pedestrian, vehicular or delivery ingress and egress to a particular location, or at any time close temporarily any Common Facilities to make repairs or changes therein or to effect construction, repairs or changes within the Building, or to discourage non-tenant parking, and may do such other acts in and to the Common Facilities as in Landlord’s sole judgment may be desirable to improve their convenience.

l) To the extent such waiver is permitted by law, the parties waive trial by jury in any action or proceeding brought in connection with this Lease or the Premises. This Lease will be governed by the laws of the State (without the application of any conflict of laws principles), and any action or proceeding in connection with this Lease shall be decided in the courts of the State.

m) Tenant and Landlord agree not to knowingly disclose the terms, covenants, conditions or other facts with respect to this Lease, including the Fixed Basic Rent and Additional Rent, to any person, corporation, partnership, association, newspaper, periodical or other entity, except to either party’s accountants or attorneys (who shall also be required to keep the terms of this Lease confidential) ,in connection with either party’s business operation or as required by law. . In addition, Tenant’s and Landlord’s employees, contractors, etc. shall use reasonable efforts keep any of the terms and conditions of this Lease, including any billing statements and/or any backup supporting those statements, confidential. Notwithstanding the foregoing, nothing contained herein shall be deemed to prohibit Landlord from issuing its standard press release, which press release shall be limited to Tenant’s name, the address of the Building, the square footage lease hereunder and the length of the Term.

n) Any State statutory provisions dealing with termination rights due to casualty, condemnation, delivery of possession or any other matter dealt with by this Lease are superseded by the terms of this Lease.

o) Whenever it is provided that Landlord will not unreasonably withhold, condition or delay consent or approval or will exercise its judgment reasonably (such consent or approval and such exercise of judgment being collectively referred to as "consent"), if Landlord delays, conditions or refuses such consent, Tenant waives any claim for money damages (including any claim for money damages by way of setoff, counterclaim or defense) based upon any claim or assertion that Landlord unreasonably withheld, conditioned or delayed consent. Tenant's sole remedy will be specific performance. Failure on the part of Tenant to seek relief within 30 days after the date upon which Landlord has withheld, conditioned or delayed its consent will be deemed a waiver of any right to dispute the reasonableness of such withholding, conditioning or delaying of consent. Tenant’s waiver as to no other claims or causes of action as a result of Landlord’s actions in refusing to consent hereunder shall not apply if it is judicially determined that Landlord acted in bad faith or maliciously with respect to its refusal to consent hereunder.

p) Notwithstanding anything to the contrary contained in this Lease, in no event will Landlord or Tenant be liable to the other for the payment of consequential, punitive or speculative damages, except as provided in Article 19 hereof.

10

31.	TERMINATION OPTION:

Notwithstanding anything to the contrary contained herein, Tenant shall have a one-time option to surrender the Premises (“Termination Option”) in accordance with the following terms and conditions:

a.	If Tenant desires to exercise the Termination Option, Tenant shall give Landlord irrevocable written notice (“Termination Notice”) of Tenant’s exercise of this Termination Option, which shall be delivered by certified mail which Termination Notice must be received by Landlord no later than the date that is ten (10) full months prior to the Termination Date. Time is of the essence with respect to Landlord’s receipt of the Termination Notice and all other deadlines in this Article.

b.	If Tenant gives the Termination Notice and complies with all the provisions in this Article, the Lease as it applies to the Premises only shall terminate at 11:59 p.m. on the last day of the month during which the day prior to the thirty-eighth (38th) month anniversary of the Commencement Date occurs (the “Termination Date”).

c.	In consideration for Tenant’s termination of this Lease, Tenant shall pay Landlord $67,367.05 (“Termination Fee”) simultaneously with the Termination Notice sent by Tenant to Landlord.

d.	Tenant’s obligations to pay Fixed Basic Rent, Additional Rent, and any other costs or charges under this Lease, and to perform all other Lease obligations for the period up to and including the Termination Date, shall survive the termination of this Lease.

e.	Notwithstanding the foregoing, if at any time during the period on or after the date on which Tenant shall exercise its Termination Option, up to and including the Termination Date, Tenant shall be in default of this Lease, then Landlord may elect, but is not obligated, to cancel and declare null and void Tenant’s exercise of the Termination Option and this Lease shall continue in full force and effect for the full Term hereof unaffected by Tenant’s exercise of the Termination Option. If Landlord does not cancel Tenant’s exercise of the Termination Option after Tenant’s default, Tenant shall cure any default within the period of time specified in this Lease and this obligation shall survive the Termination Date.

f.	In the event Tenant exercises the Termination Option, Tenant covenants and agrees to surrender full and complete possession of the Premises to Landlord on or before the Termination Date vacant, broom-clean, in good order and condition, and, in accordance with the provisions of this Lease, and thereafter the Premises shall be free and clear of all leases, tenancies, and rights of occupancy of any entity claiming by or through Tenant.

g.	If Tenant shall fail to deliver possession of the Premises on or before the Termination Date in accordance with the terms hereof, Tenant shall be deemed to be a holdover Tenant from and after the Termination Date, and in such event all covenants and terms of Article 19 shall apply and shall also be liable to Landlord for all costs and expenses incurred by Landlord in securing possession of the Premises. Landlord may accept any such sums from Tenant without prejudice to Landlord’s right to evict Tenant from the Premises by any lawful means.

h.	If Tenant properly and timely exercises the Termination Option and properly and timely satisfies all other monetary and non-monetary obligations under this Lease, the Lease as it applies to the Premises shall cease and expire on the Termination Date with the same force and effect as if said Termination Date were the date originally provided in this Lease as the Expiration Date of the Term hereof.

i.	If this Lease has been assigned or all or a portion of the Premises has been sublet, this Termination Option shall be deemed null and void and neither Tenant nor any assignee or subTenant shall have the right to exercise such option during the term of such assignment or sublease.

32.	GENERATOR:

Landlord acknowledges that Tenant, at its sole cost and expense, may install an emergency generator outside of the Building, the exact size and location of which to be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant, at its sole cost, shall be responsible for obtaining any governmental approvals necessary with respect to the installation and operation of the generator. Landlord shall have no obligation to perform any maintenance or repairs with respect to the generator, the cost of which shall be borne solely by Tenant. The generator shall be properly screened to Landlord’s reasonable satisfaction. Tenant, at its sole cost and expense, shall promptly repair any and all damage to the rooftop or to any other part of the Building caused by the installation, maintenance and repair, operation or removal of the generator. Tenant’s indemnity under Article 23 shall apply with respect to the installation, maintenance, operations, presence or removal of the generator by Tenant. At the end of the Term, at Landlord’s option, Tenant shall remove the generator and restore the affected areas to the condition existing prior to installation. Notwithstanding anything contained herein to the contrary, Landlord makes no representation as to the availability of space at the Building or the Real Property for installation of a generator by Tenant.

11

EACH PARTY AGREES that it will not raise or assert as a defense to any obligation under this Lease, or make any claim that this Lease is invalid or unenforceable, due to any failure of this document to comply with ministerial requirements, including requirements for corporate seals, attestations, witnesses, notarizations or other similar requirements, and each party hereby waives the right to assert any such defense or make any claim of invalidity or unenforceability due to any of the foregoing.

This Lease may be executed in multiple counterparts, each of which, when assembled to include an original signature for each party contemplated to sign this Lease, will constitute a complete and fully executed original. All such fully executed counterparts will collectively constitute a single Lease agreement. Tenant expressly agrees that if the signature of Landlord and/or Tenant on this Lease is not an original, but is a digital, mechanical or electronic reproduction (such as, but not limited to, a photocopy, fax, e-mail, PDF, Adobe image, JPEG, telegram, telex or telecopy), then such digital, mechanical or electronic reproduction shall be as enforceable, valid and binding as, and the legal equivalent to, an authentic and traditional ink-on-paper original wet signature penned manually by its signatory.

The parties to this Lease have executed and delivered this Lease as of the date set forth above.

LANDLORD:		TENANT:

PRINCETON CORPORATE CENTER		ROSETTA GENOMICS, INC.
REALTY ASSOCIATES L.L.C.

By:	Mack-Cali Realty, L.P., sole member

By:	Mack-Cali Realty Corporation,
general partner

By:	/s/ Diane L. Chayes	By:	/s/ Kenneth S. Berlin
	Diane L. Chayes		Kenneth A. Berlin
	Senior Vice President of Leasing		CEO

12

EXHIBIT A

LOCATION OF PREMISES

Exhibit A

EXHIBIT B

RULES AND REGULATIONS

1.	OBSTRUCTION OF PASSAGEWAYS: Tenant will not: (i) obstruct the sidewalks, entrance(s), passages, courts, elevators, vestibules, stairways, corridors and other public parts of the Building, or (ii) interfere with the ability of Landlord and other tenants to use and enjoy any of these areas, and (iii) use them for any purpose other than ingress and egress.

2.	WINDOWS: Tenant will not cover or obstruct windows in the Premises. No bottles, parcels or other articles will be placed on the windowsills, in the halls, or in any other part of the Building other than the Premises. No article will be thrown out of the doors or windows of the Premises.

3.	PROJECTIONS FROM BUILDING: No awnings, air-conditioning units or other fixtures will be attached to the outside walls or the window sills of the Building or otherwise affixed so as to project from the Building, without the prior written consent of Landlord.

4.	SIGNS: Tenant will not affix any sign or lettering to any part of the outside of the Premises, or any part of the inside of the Premises so as to be visible from the outside of the Premises, without the prior written consent of Landlord. However, Tenant will have the right to place its name on any door leading into the Premises, the size, color and style thereof to be subject to the Landlord’s approval. Tenant’s name will be placed on the Building directory. Tenant will not have the right to have additional names placed on the Building directory without Landlord's prior written consent.

5.	FLOOR COVERING: Tenant will not lay linoleum or other similar floor covering so that the same will come in direct contact with the floor of the Premises. If linoleum or other similar floor covering is desired to be used, an interlining of builder’s deadening felt will first be fixed to the floor by a paste or other material that may easily be removed with water. The use of cement or other similar adhesive material for this purpose is expressly prohibited.

6.	INTERFERENCE WITH OCCUPANTS OF BUILDING: Tenant will not make, or permit to be made, any unseemly or disturbing noises or odors and will not interfere with other tenants or those having business with them. Tenant will keep all mechanical apparatus in the Premises free of vibration and noise which may be transmitted beyond the limits of the Premises.

7.	LOCK KEYS: No additional locks or bolts of any kind will be placed on any of the doors or windows by Tenant. Tenant will, on the expiration or earlier termination of Tenant’s tenancy, deliver to Landlord all keys to any space within the Building either furnished to or otherwise procured by Tenant, and in the event of the loss of any keys furnished, Tenant will pay to Landlord the cost thereof. Tenant, before closing and leaving the Premises, will ensure that all windows are closed and entrance doors locked. Nothing in this Paragraph 7 will be deemed to prohibit Tenant from installing a security system within the Premises, provided: (1) Tenant obtains Landlord’s consent which will not be unreasonably withheld or delayed; (2) Tenant supplies Landlord with copies of the plans and specifications of the system; (3) such installation will not damage the Building or any Common Facilities; (4) all costs of installation and removal (if required by Landlord) will be borne solely by Tenant; and (5) Landlord is afforded the security code or other means of access to the Premises for purposes permitted under the Lease.

8.	CONTRACTORS: Tenant will not enter into any contract of any kind with any supplier of towels, water, toilet articles, waxing, rug shampooing, venetian blind washing, furniture polishing, lamp servicing, cleaning of electrical fixtures, removal of waste paper, rubbish or garbage, or other like service, nor will Tenant install or cause to be installed any machine of any kind (other than customary office equipment) in the Premises, other portions of the Building or the Real Property without the prior written consent of the Landlord. Tenant will not employ any persons other than Landlord’s janitors for the purpose of cleaning the Premises without the prior written consent of Landlord. Landlord will not be responsible to Tenant for any loss of property from the Premises, however occurring, or for any damage to the effects of Tenant by such janitors or any of its employees, or by any other person or any other cause.

9.	PROHIBITED ON PREMISES: Tenant will not conduct, or permit any other person to conduct, any auction upon the Premises, nor will Tenant manufacture or store, or permit others to manufacture or store, goods, wares or merchandise upon the Premises, without the prior written approval of Landlord, except the storage in customary amounts of ordinary office supplies to be used by Tenant in the conduct of its business. Tenant will not permit the Premises to be used for gambling. Tenant will not permit any portion of the Premises to be occupied as an office for a public stenographer or typewriter, or for the manufacture or sale of intoxicating beverages, narcotics, tobacco in any form or as a barber or manicure shop or for any medical use, including medical testing on humans or animals. Canvassing, soliciting and peddling at the Real Property are prohibited, and Tenant will cooperate to prevent the same. No bicycles, vehicles or animals of any kind will be brought into or kept in or about the Building, except guide dogs.

10.	PLUMBING, ELECTRIC AND TELEPHONE WORK: Plumbing facilities will not be used for any purpose other than those for which they were constructed; and no sweepings, rubbish, ashes, newspaper or other substances of any kind will be thrown into them. Waste and excessive or unusual amounts of electricity or water use is prohibited. When electric or communications wiring of any kind is introduced, it must be connected as directed by Landlord, and no stringing or cutting of wires will be allowed, except by prior written consent of Landlord, and will be done by contractors approved by Landlord.

11.	MOVEMENT OF FURNITURE, FREIGHT OR BULKY MATTER: The carrying in or out of freight, furniture or bulky matter of any description must take place during such hours as Landlord may from time to time reasonably determine and only after advance notice to the manager of the Building. The persons employed by Tenant for such work must be reasonably acceptable to Landlord and provide liability insurance reasonably satisfactory to Landlord. Tenant may, subject to these provisions, move freight, furniture, bulky matter, and other material into or out of the Premises on Saturdays between the hours of 9:00 a.m. and 1:00 p.m., provided Tenant pays additional costs, if any, incurred by Landlord for elevator operators or security guards, and for any other expenses occasioned by such activity of Tenant. If, at least three (3) days prior to such activity, Landlord requests that Tenant deposit with Landlord a sum which Landlord reasonably estimates to be the amount of such additional cost, the Tenant will deposit such sum with Landlord as security for such cost. There will not be used in the Building or Premises, either by Tenant or by others, any hand trucks except those equipped with rubber tires and side guards, and no hand trucks will be allowed in the elevators without the consent of the superintendent of the Building.

Exhbit B - Page 1 of 2

12.	SAFES AND OTHER HEAVY EQUIPMENT: Landlord reserves the right to prescribe the weight and position of all safes and other heavy equipment so as to distribute their weight properly and to prevent any unsafe condition from arising. Tenant will not place a load upon any floor of the Premises exceeding the floor load per square foot area which it was designed to carry or which is allowed by law.

13.	ADVERTISING: Landlord may prohibit any advertising by Tenant which in Landlord’s reasonable opinion tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, Tenant will refrain from or discontinue such advertising.

14.	NON-OBSERVANCE OR VIOLATION OF RULES BY OTHER TENANTS: Landlord will not be responsible to Tenant for non-observance or violation of any of these rules and regulations by any other tenant.

15.	AFTER HOURS USE: Landlord reserves the right to exclude from the Building during Building Hours and at all hours on Saturdays, Sundays and Building Holidays, all persons who do not present a pass to the Building signed by the Tenant. Each Tenant will be responsible for all persons for whom such a pass is issued and will be liable to the Landlord for the acts of such persons.

16.	RESERVATION OF RIGHTS: Landlord reserves to itself any and all rights not granted to Tenant hereunder, including the following:

a)	the exclusive right to the use of the name of the Building for all purposes, except that Tenant may use the name as its business address and for no other purposes;

b)	the right to change the name or address of the Building, without incurring any liability to Tenant for doing so;

c)	the right to install and maintain signs on the exterior of the Building;

d)	the exclusive right to use and/or allow others to use the roof of the Building;

e)	the right to limit the space on the directory of the Building to be allotted to Tenant; and

f)	the right to grant to anyone the right to conduct any particular business or undertaking in the Building.

17.	HEALTH AND SAFETY: Tenant will be responsible for initiating, maintaining and supervising all health and safety precautions and/or programs required by Legal Requirements applicable to the Premises and/or Tenant’s use and occupancy of the Premises.

-- END --

Exhbit B - Page 2 of 2

EXHIBIT C

WORKLETTER AGREEMENT

ROSETTA GENOMICS, INC. (“Tenant”) and we PRINCETON CORPORATE CENTER REALTY ASSOCIATES L.L.C. (“Landlord”) are executing a written lease (“Lease”), covering 3,651 gross rentable square feet on the second (2nd) floor, as more particularly described in the Lease (“Premises”).

With respect to the construction work being conducted in or about the Premises, each party agrees to be bound by the approval and actions of their respective construction representatives. Unless changed by written notification, the parties designate the following individuals as their respective construction representatives:

FOR LANDLORD:	FOR TENANT:

Marcus Molino	__________________________
c/o Mack-Cali Realty Corporation	__________________________
5 Vaughn Drive	__________________________
Princeton, NJ	__________________________
(609) 452-2430

To induce Tenant to enter into the Lease (which is hereby incorporated by reference) and in consideration of the covenants contained in this Workletter Agreement (the “Workletter”), Landlord and Tenant agree as follows:

1.	Landlord will have its architect prepare the following architectural and mechanical drawings and specifications based upon the attached plan marked SK-2 dated _____supplied to Landlord by Tenant.

a.	Architectural drawings and specifications for Tenant’s partition layout, reflected ceiling, placement of electrical outlets and other installations for the work to be done by Landlord.

b.	Mechanical plans and specifications where necessary for installation of air conditioning systems, ductwork and heating.

All such plans and specifications are expressly subject to Landlord’s written approval, which approval will not be unreasonably withheld.

2.	Landlord agrees to cause the partition plan, electrical plan and the reflected ceiling plan to be delivered to Tenant on or before the fifteenth (15th) day after Lease execution. Tenant agrees to approve the plans by initialing and returning them to Landlord within three (3) days of receipt of each plan. Upon approval of the plans initialed by Tenant, Landlord will file the plans with the appropriate governmental agencies. This Lease is expressly conditioned upon Landlord obtaining a building permit from the appropriate government official for the Work (as hereinafter defined).

3.	Landlord agrees, at its expense and without charge to Tenant (unless otherwise provided), to do the work in the Premises as shown on the approved plans described above and described on the “Description of Materials” schedule attached to this Workletter, which will be referred to as the “Work” in the following provisions of this Workletter. “Building Standard” will mean the type and grade of material, equipment and/or device designated by Landlord as standard for the Building. All items are Building Standard unless otherwise noted.

4.	Intentionally Omitted.

5.	All low partitioning, workstation modules, bank screen partitions and prefabricated partition systems will be furnished and installed by Tenant at its expense.

6.	The installation or wiring of telephone and computer (data) outlets is not part of the Work. Tenant will bear the responsibility to provide its own telephone and data systems at Tenant’s sole cost and expense.

7.	Changes in the Work, if necessary or requested by the Tenant, will be accomplished after the execution of the Lease and this Workletter, and without invalidating any part of the Lease or Workletter, by written agreement between Landlord and Tenant (referred to as a “Change Order”). Each Change Order will be prepared by Landlord and signed by both Tenant and Landlord stating their agreement on all of the following:

a.	The scope of the change in the Work; and

b.	The cost of the change; and

c.	The manner in which the cost will be paid; and

d.	The estimated extent of any adjustment to the Commencement Date (if any) as a result of the change in the Work.

Each and every Change Order will be signed by Landlord’s and Tenant’s respective construction representatives. In no event will any Change Order(s) be permitted without such authorizations. A 10% supervision plus 10% overhead charge will be added to the cost of any Change Order and to the cost of any other work to be performed by Landlord in the Premises after Landlord’s completion of the Work. If Tenant fails to approve any such Change Order within one (1) week, it will be deemed disapproved in all respects by Tenant, and Landlord will not be authorized to proceed on it. Any increase in the cost of the Work or the change in the Work stated in a Change Order which results from Tenant's failure to timely approve and return said Change Order will be paid by Tenant. Tenant agrees to pay Landlord the cost of any Change Order upon receipt of an invoice for the Change Order.

Exhbit C - Page 1 of 3

8.	If Tenant elects to use the architect suggested by Landlord, this architect becomes solely the Tenant's agent with respect to the plans, specifications and the Work. If any change is made after completion of schematic drawings and prior to completion of final construction documents which result in a Change Order and additional costs, such costs will be the responsibility of the Tenant.

9.	Prior to Tenant’s occupancy of all or any part of the Premises, Tenant will identify and list any portion of the Work which does not conform to this Workletter (“Punch List”). The Landlord will review with the Tenant all of the items so listed and correct or complete any portion of the Work referenced in the Punch List which fails to conform to the requirements of this Workletter.

10.	The terms contained in the Lease (which includes all Exhibits to the Lease) constitute Landlord’s agreement with Tenant with respect to the Work.

11.	Except as set forth in the last sentence of this paragraph, all Work within the Premises will become the property of Landlord upon installation. No refund, credit or removal of any Work will be permitted at the expiration or earlier termination of the Lease. Items installed that are not integrated in any way with the Work (e.g., furniture and other trade fixtures) become the property of Tenant upon installation.

12.	It is agreed that notwithstanding the date provided in the Basic Lease Provisions for the Commencement Date, the term will not commence until the earlier of (i) the date Tenant (or anyone claiming under or through Tenant) occupies all or any part of the Premises or (ii) the date Landlord has “substantially completed” the Work; provided, however, that if Landlord is delayed in substantially completing the Work as a result of:

a.	Tenant’s failure to approve the plans and specifications in accordance with Paragraph 2 of this Workletter;

b.	Tenant’s failure to furnish interior finish specifications (i.e., paint colors, carpet selection, etc.) to Landlord by the fifth (5th) business day after Tenant has approved the plans and specifications pursuant to Paragraph 2;

c.	Tenant’s request for materials, finishes or installations other than Landlord’s Building Standard;

d.	Tenant’s changes in the Work;

e.	The performance of a person, firm, partnership or corporation employed by Tenant and the non-completion of work by such person, firm, partnership or corporation;

f.	Any act or omission of Tenant which delays The Work or governmental inspections and approvals, including, if necessary and without limitation, failure to install furniture and/or failure to obtain low voltage wiring permits;

g.	Any default by Tenant under the Lease, including, but not limited to, Tenant’s failure to deliver the Security Deposit to Landlord, or Tenant’s failure to provide Landlord with evidence of insurance;

then the Commencement Date will be accelerated by the number of days of such delay, and Tenant’s obligation to pay Fixed Basic Rent and Additional Rent will commence as of such earlier date.

13.	Landlord will permit Tenant and its agents to enter, as licensees only, the Premises prior to the Commencement Date so that Tenant may perform through its own contractors such other work and decorations as Tenant may desire at the same time Landlord’s contractors are working in the Premises. The foregoing license to enter prior to the Commencement Date, however, is conditioned upon:

a.	Tenant’s workmen and mechanics working in harmony and not interfering with the labor employed by Landlord, Landlord’s mechanics or contractors or by any other tenant or its mechanics or contractors;

b.	Tenant providing Landlord with evidence of Tenant’s contractors and subcontractors carrying such worker’s compensation insurance as required by law, commercial general liability and property insurance in amounts no less than the amounts set forth in Article 22 a) of the Lease. If at any time such entry will cause disharmony or interference of the nature described in subparagraph 13 a) above, this license may be withdrawn by Landlord upon forty-eight (48) hours written notice to Tenant. Such entry will be deemed controlled by all of the terms, covenants, provisions and conditions of the Lease, except as to the covenant to pay Fixed Basic Rent. Landlord will not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s decorations or installations made prior to the Commencement Date, the same being solely at Tenant’s risk; and

c.	Tenant will use union contractors if required by Landlord.

14.	No part of the Premises will be deemed unavailable for occupancy by Tenant, nor will any work which the Landlord is obligated to perform in such part of the Premises be deemed incomplete for the purpose of any adjustment of Fixed Basic Rent payable under the Lease, if minor details of construction, decoration or mechanical adjustments exist and the non-completion of such details does not materially interfere with the Tenant’s use of such part of the Premises.

15.	If construction is to occur in a space occupied by Tenant’s employees, Tenant will be liable for all costs associated with a delay, if Tenant fails to comply with a submitted construction schedule to relocate personnel, furniture or equipment. These costs will include, but not be limited to, the following:

a.	cost of construction workers time wasted;

b.	cost of any overtime work necessary to meet schedule deadlines; and

Exhbit C - Page 2 of 3

c.	any other costs associated with delays in final completion.

16.	This Workletter is based on the materials and layouts set forth or referenced in the Workletter. Any change to the materials and layout will require a recalculation of construction costs and any increases in costs shall be Tenant’s responsibility. Such recalculation will not negate any other Article of this Lease.

17.	All sums payable by Tenant to Landlord in connection with this Exhibit C and any other work to be performed by Landlord within the Premises and billable to Tenant will be deemed Additional Rent.

-END-

Description of Materials

Exhbit C - Page 3 of 3

EXHIBIT D

CLEANING SERVICES

(Five Nights Per Week)

TENANT'S PREMISES

1.	Vacuum clean all carpeted areas.

2.	Sweep and dust mop all non-carpeted areas. Wet mop whenever necessary.

3.	All office furniture such as desks, chairs, files, filing cabinets, etc. will be dusted with a clean treated dust cloth whenever necessary and only if such surfaces are clear of Tenant’s personal property including but not limited to plants.

4.	Empty wastepaper baskets and remove waste to designated areas.

5.	All vertical surfaces within arms reach will be spot cleaned to remove finger marks and smudges. Baseboard and window sills are to be spot cleaned whenever necessary.

6.	All cleaning of cafeterias, vending areas, kitchen facilities and restrooms exclusively serving the Premises are excluded. Tenant may make necessary arrangements for cleaning these areas directly with Landlord's cleaning maintenance company.

7.	Cleaning hours will be Monday through Friday between 5:30 p.m. and 11:00 p.m.

8.	No cleaning service is provided on Saturday, Sunday and Building Holidays.

9.	Cartons or refuse in excess of that which can be placed in wastebaskets will not be removed. Tenant is responsible to place such unusual refuse in trash dumpster.

10.	Cleaning maintenance company will neither remove nor clean tea, office cups or similar containers. If such liquids are spilled in wastebaskets, the wastebaskets will be emptied but not otherwise cleaned. Landlord will not be responsible for any stained carpet caused from liquids leaking or spilling from Tenant’s wastebaskets.

11.	Glass entrance doors will be cleaned nightly. Interior glass doors or glass partitions are excluded. Tenant may make arrangements for cleaning interior glass doors and partitions with Landlord’s cleaning maintenance company.

COMMON AREAS

1.	Vacuum all carpeting in entrance lobbies, outdoor mats and all corridors.

2.	Wash glass doors in entrance lobby with a clean damp cloth and dry towel.

3.	Sweep and/or wet mop all resilient tile flooring. Clean hard surface floors such as quarry tile, etc..

4.	Wash, clean and disinfect water fountains.

5.	Clean all elevator cabs and stairwells.

6.	Lavatories -- Men and Women.
a.	Floors in all lavatories will be wet mopped with a germicidal detergent to ensure a clean and germ free surface.
b.	Wash and polish all mirrors, shelves, bright work including any piping and toilet seats.
c.	Wash and disinfect wash basins and sinks using a germicidal detergent.
d.	Wash and disinfect toilet bowls and urinals.
e.	Keep lavatory partitions, tiled walls, dispensers and receptacles in a clean condition using a germicidal detergent when necessary.

f. Empty and sanitize sanitary disposal receptacles.

g.	Fill toilet tissue holders, towel dispensers and soap dispensers. Refills to be supplied by Landlord or its cleaning contractor.

7.	Clean all air ventilation grill work in ceilings.

Exhbit D - Page 1

EXHIBIT E

BUILDING HOLIDAYS

BUILDING CLOSED

* NEW YEAR'S DAY *

* MEMORIAL DAY *

* INDEPENDENCE DAY *

* LABOR DAY *

* THANKSGIVING DAY *

* CHRISTMAS DAY *

-- END --

Exhbit E - Page 1

EXHIBIT F

COMMENCEMENT DATE AGREEMENT

1.0	PARTIES

THIS AGREEMENT made the _________day of ________, 2012 is by and between ________________ (“Landlord”) whose address is c/o Mack-Cali Realty Corporation, 343 Thornall Street, P.O. Box 7817, Edison, New Jersey 08818-7817 and _________________________ (“Tenant”) whose address is ________________________________________.

2.0	STATEMENT OF FACTS

2.1	Landlord and Tenant entered into a Lease dated ____________, 2012 (referred to as the “Lease” in this Agreement) setting forth the terms of occupancy by Tenant of approximately _______ gross rentable square feet on the _____ (___) floor (referred to as the “Premises” in this Agreement) at _____________________________ (referred to as “Building” in this Agreement); and

2.2	The Commencement Date of the Term of the Lease has been determined in accordance with the provisions of Article 20 of the Lease.

3.0	STATEMENT OF TERMS

The parties conclusively agree that they have received good and valuable consideration for making the following agreements:

3.1	The Commencement Date of the Term of the Lease is __________, 2012 and the Expiration Date of the Term is _____________, 2012, and Articles 4 and 6 of the Basic Lease Provisions are modified accordingly.

3.2	Tenant represents and warrants to Landlord that (i) there exists no default under the Lease either by Tenant or Landlord; and (ii) there exists no offset, defense or counterclaim to Tenant’s obligations under the Lease.

3.3	This Agreement is executed by the parties hereto for the purpose of providing a record of the Commencement and Expiration Dates of the Lease.

EXCEPT as modified in this Agreement, the Lease will remain in full force and effect as if the same were set forth in full in this Agreement, and Landlord and Tenant ratify and confirm all the terms and conditions of the Lease as modified by this Agreement.

THIS AGREEMENT will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

EACH PARTY AGREES that it will not raise or assert as a defense to any obligation under the Lease or this Agreement or make any claim that the Lease or this Agreement is invalid or unenforceable due to any failure of this document to comply with ministerial requirements including, but not limited to, requirements for corporate seals, attestations, witnesses, notarizations or other similar requirements, and each party waives the right to assert any such defense or make any claim of invalidity or unenforceability due to any of the failures described above.

Landlord and Tenant have executed this Agreement as of the date and year first above written and represent and warrant to each other that the individual signing this Agreement on its behalf possesses the requisite authority to sign this Agreement.

LANDLORD		TENANT

By:		By:
	Name:		Name:
	Title:		Title:

Exhbit F - Page 1

EXHIBIT G

TAX AND OPERATING COST RIDER

Tenant will pay in addition to the Fixed Basic Rent provided in this Lease, Additional Rent to cover Tenant’s Percentage of the increased cost to Landlord, for each of the categories enumerated in this Exhibit, over the “Base Period Costs” for these categories.

a.	Operating Cost Escalation -- If the Operating Costs incurred for the Real Property for any Lease Year or Partial Lease Year during the Term will be greater than the Base Operating Costs (reduced proportionately to correspond to the duration of periods less than a Lease Year), then Tenant will pay to Landlord, as Additional Rent, Tenant's Percentage of all such excess Operating Costs. Operating Costs will include, by way of illustration and not of limitation: personal property taxes; management fees; labor, including all wages and salaries; social security and other taxes which may be levied against Landlord upon such wages and salaries; supplies; repairs and maintenance; maintenance and service contracts; painting; wall and window washing; tools and equipment (which are not required to be capitalized for federal income tax purposes); trash removal; lawn care; snow removal and all other items properly constituting direct operating costs according to standard accounting practices (collectively referred to as the “Operating Costs” in this Lease); but not including depreciation of Building or equipment; interest; income or excess profits taxes; costs of maintaining the Landlord’s corporate existence; franchise taxes; any expenditures required to be capitalized for federal income tax purposes, unless said expenditures are for the purpose of reducing Operating Costs at the Real Property, or those which under generally applied real estate practice are expensed or regarded as deferred expenses or are required under any Legal Requirement, in which event the costs thereof shall be included. Notwithstanding anything contained herein to the contrary, any additional costs incurred by Landlord during the Calendar Year by reason of Landlord or any of its vendors entering into new labor contracts or renewals or modifications of existing labor contracts will not be included in Base Operating Costs. In addition, Tenant will pay Landlord Tenant’s Percentage of all costs and expenses incurred by Landlord in connection with complying with any “homeland security” requirements and such costs and expenses will not be included in Operating Costs.

b.	Fuel, Utilities and Electric Cost Escalation – If utility and energy costs, including any fuel surcharges or adjustments with respect thereto, incurred for water, sewer, gas, electric, other utilities and heating, ventilating and air conditioning for the Building, including all leased and leasable areas (not separately billed or metered within the Building), and Common Facilities electric, lighting, water, sewer and other utilities for the Building and other portions of the Real Property (collectively referred to in this Lease as “Utility and Energy Costs”), for any Lease Year or Partial Lease Year during the Term will be greater than the Base Utility and Energy Costs (reduced proportionately to correspond to the duration of periods less than a Lease Year), then Tenant will pay to Landlord as Additional Rent, Tenant’s Percentage of all such excess Utility and Energy Costs.

c.	Tax Escalation -- If the Real Estate Taxes for the Real Property for any Lease Year or Partial Lease Year during the Lease Term will be greater than the Base Real Estate Taxes (reduced proportionately to correspond to the duration of periods less than a Lease Year), then Tenant will pay to Landlord as Additional Rent, Tenant’s Percentage of all such excess Real Estate Taxes.

As used in this Lease, “Real Estate Taxes” mean the property taxes and assessments imposed upon the Building and other portions of the Real Property, or upon the rent payable to the Landlord, including, but not limited to, real estate, city, county, village, school and transit taxes, or taxes, assessments, or charges levied, imposed or assessed against the Real Property by any taxing authority, whether general or specific, ordinary or extraordinary, foreseen or unforeseen. If due to a future change in the method of taxation, any franchise, income or profit tax will be levied against Landlord in substitution for, or in lieu of, or in addition to, any tax which would otherwise constitute a Real Estate Tax, such franchise, income or profit tax will be deemed to be a Real Estate Tax for purposes of this Lease.

Landlord, will have the exclusive right, but not the obligation, to contest or appeal any Real Estate Tax assessment levied on all or any part of the Real Property.

d.	Insurance Cost Escalation – If the Insurance Costs for the Real Property for any Lease Year or Partial Lease Year during the Term will be greater than the Base Insurance Costs (reduced proportionately to correspond to the duration of periods less than a Lease Year), Tenant will pay to Landlord as Additional Rent for each Lease Year or Partial Lease Year, Tenant’s Percentage of such excess Insurance Costs.

As used in this Lease, “Insurance Costs” mean all fire and other insurance costs, together with any deductibles, incurred by Landlord in connection with its operation and maintenance of the Real Property for any Lease Year or Partial Lease Year during the Term.

e.	Lease Year -- As used in this Lease, Lease Year will mean a calendar year. Any portion of the Term which is less than a Lease Year, that is, from the Commencement Date through the following December 31, and from the last January 1 falling within the Term to the end of the Term, will be deemed a “Partial Lease Year”. Any reference in this Lease to a Lease Year will, unless the context clearly indicates otherwise, be deemed to be a reference to a Partial Lease Year if the period in question involves a Partial Lease Year.

f.	Payment -- Prior to each Lease Year, Landlord will give Tenant an estimate of amounts payable under this Rider for such Lease Year or Partial Lease Year. By the first day of each month during such Lease Year or Partial Lease Year, Tenant will pay Landlord one-twelfth (1/12th) of the estimated amount. If, however, the estimate is not given before such Lease Year or Partial Lease Year begins, Tenant will continue to pay by the first day of each month on the basis of last year’s estimate, if any, until the month after the new estimate is given. As soon as practicable after each Lease Year or Partial Lease Year ends, Landlord will give Tenant a statement (the “Statement”) showing the actual amounts payable by Tenant under this Rider for such Lease Year. If the Statement shows that the actual amount Tenant owes for such Lease Year or Partial Lease Year is less than the estimated amount paid by Tenant during such Lease Year or Partial Lease Year, Landlord, at its option, will either return the difference or credit the difference against the next succeeding payment(s) of Additional Rent. If the Statement shows that the actual amount Tenant owes is more than the estimated Additional Rent paid by Tenant during such Lease Year or Partial Lease Year, Tenant will pay the difference within thirty (30) days after the Statement is delivered to Tenant.

Exhbit G - Page 1 of 2

g.	Books and Reports -- Landlord will maintain books of account which, provided that Tenant has not breached this Lease, will be open to Tenant and its representatives at all reasonable times so that Tenant can determine that such Operating, Utility and Energy, Insurance and Real Estate Tax Costs have, in fact, been paid or incurred. Tenant's representatives will mean only (i) Tenant’s employees or (ii) a Certified Public Accounting firm, and neither Tenant’s employees nor any Certified Public Accounting firm will be permitted to perform such inspection and/or audit on a contingency basis or for any other tenant in the Building. At Landlord’s request, Tenant and/or Tenant’s Certified Public Accounting firm will execute a confidentiality agreement reasonably acceptable to Landlord prior to any examination of Landlord’s books and records. In the event Tenant disputes any one or more of such charges, Tenant will attempt to resolve such dispute with Landlord, provided that if such dispute is not satisfactorily settled between Landlord and Tenant within thirty (30) days, then upon request of either party, the dispute will be referred to an independent certified public accountant to be mutually agreed upon to arbitrate the dispute, and if such an accountant cannot be agreed upon, the American Arbitration Association may be asked by either party to select an arbitrator, whose decision on the dispute will be final and binding upon both parties, who will jointly share any cost of such arbitration. Pending resolution of the dispute, the Tenant will pay to Landlord the sum so billed by Landlord, subject to its ultimate resolution as set forth above. The arbitration mechanism set forth above shall be the sole process available to resolve such disputes.

h.	Right of Review -- Once Landlord will have finally determined the Operating, Utility and Energy, Insurance or Real Estate Tax Costs at the expiration of a Lease Year, then as to the item so established, Tenant will only be entitled to dispute such charge for a period of six (6) months after such charge is billed to Tenant, and Tenant specifically waives any right to dispute any such charge any time after the expiration of said six (6) month period.

i.	Occupancy Adjustment -- If the Building is less than eighty-five percent (85%) occupied during the Calendar Year or during any Lease Year or Partial Lease Year subsequent to the Calendar Year, then the Operating Costs will be adjusted during the Calendar Year and the Operating Costs and Utility and Energy Costs will be adjusted during any such Lease Year or Partial Lease Year so as to reflect eighty-five percent (85%) occupancy. The aforesaid adjustment will only be made with respect to those items that are in fact affected by variations in occupancy levels.

j.	The parties agree that Tenant’s Percentage, as defined in the Preamble, reflects and will be continually adjusted to reflect the ratio of the gross square feet of the area rented to Tenant (including an allocable share of all Common Facilities) [the numerator] as compared with the total number of gross square feet of the entire Building (or additional buildings that may be constructed within the Real Property) [the denominator] measured outside wall to outside wall, but excluding therefrom any storage areas. Landlord shall have the right to make changes or revisions in the Common Facilities of the Building so as to provide additional leasing area. Landlord shall also have the right to construct additional buildings in the Real Property for such purposes as Landlord may deem appropriate, and subdivide the lands for that purpose if necessary, and upon so doing, the Real Property shall become the subdivided lot on which the Building in which the Premises is located. However, if any service provided for in subparagraph a. is separately billed or separately metered within the Building, then the square footage so billed or metered shall be subtracted from the denominator and the Tenant’s proportionate share for such service and/or utility shall be separately computed, and the Base Period Costs for such item shall not include any charges attributable to said square footage. Tenant understands that as a result of changes in the layout of the Common Facilities from time to time occurring due to, by way of example and not by way of limitation, the rearrangement of corridors, the aggregate of all Building tenant proportionate shares may be equal to, less than or greater than one hundred percent (100%).

− END −

Exhbit G - Page 2 of 2

EXHIBIT H

ELECTRICITY RIDER

ELECTRICITY: The cost of electric current which is supplied by Landlord for use by Tenant in the Premises, other than for heating or air conditioning purposes, will be reimbursed to Landlord at the Electric Rate. The “Electric Rate” will mean the Service Classification pursuant to which Tenant would purchase electricity directly from the utility company servicing the Premises, provided, however, at no time shall the amount payable by Tenant for electricity be less than Landlord’s cost, and provided further that in any event, the Electric Rate shall include all applicable surcharges, and demand, energy, losses, fuel adjustment and time of day charges (if any), taxes, and administrative and other sums payable in respect thereof.

a. From and after the Commencement Date, Tenant agrees to pay as Additional Rent an estimated electrical charge of $.15 per gross rentable square foot per month, payable on the first day of each and every month, until such time as an electrical survey can be performed pursuant to subparagraph b. below.

b. Landlord will have an electrical engineering consultant make a survey of the electric power used in the Premises to determine Tenant’s average monthly electric consumption, and the costs of such survey will be borne by Tenant. The findings of the consultant will be conclusive and binding on Landlord and Tenant. After Landlord’s consultant has submitted its report, Tenant will pay to Landlord, within ten (10) days after demand therefor by Landlord, the amount (based on the average monthly consumption found by such consultant and applying the Electric Rate thereto) owing from the Commencement Date through and including the then current month, adjusted for the estimated electrical charges already paid, and thereafter, on the first day of every month, in advance, the cost of the electricity used in the Premises based on the amount set forth as the average monthly consumption in the report. Such costs will constitute Additional Rent due under the Lease. Proportionate sums will be payable for periods less than a full month.

c. In the event that there will be an increase or decrease in the Electric Rate, the Additional Rent payable for electricity will be adjusted equitably to reflect the increase or decrease in the Electric Rate.

d. Tenant will notify Landlord immediately upon the introduction of any office equipment or lighting materially different from or in addition to that on the Premises as of Landlord’s electrical survey. The introduction of any new or materially different equipment or lighting will, at Landlord’s election, be cause for a resurveying of the Premises at Tenant’s expense. Landlord reserves the right to inspect the Premises to insure compliance with this provision.

e. Landlord will not be liable in any way to Tenant for any loss, damage or expense which Tenant may sustain or incur as a result of any failure, defect or change in the quantity or character of electrical energy available for redistribution to the Premises pursuant to this Exhibit H, nor for any interruption in the supply, and Tenant agrees that such supply may be interrupted for inspections, repairs and replacements and in emergencies. In no event will Landlord be liable for any business interruption suffered by Tenant.

f. Landlord, at Tenant’s expense, will furnish and install all replacement lighting tubes, lamps, ballasts, starters and bulbs required in the Premises.

g. Tenant’s use of electrical service in excess of Building Hours will, at Landlord’s election, be cause for a resurveying of the Premises at Tenant’s expense.

− END −

Exhbit H - Page 1 of 1

EXHIBIT I

GUARANTY OF LEASE

WHEREAS, ROSETTA GENOMICS, INC., a corporation organized and existing under the laws of the State of Delaware, having its principal place of business at 3711 Market Street, Philadelphia, PA, is desirous of entering into the lease hereinafter mentioned, as tenant ("Tenant");

WHEREAS, Guarantor (as defined below) has requested PRINCETON CORPORATE CENTER REALTY ASSOCIATES L.,L.C. ("Landlord"), to enter into a lease with Tenant of a portion of the land and building known as 3 Independence Way, Princeton, NJ, a true copy of which is annexed hereto; and

WHEREAS, Landlord has refused to enter into the said lease unless (or has entered into the lease on condition that) Guarantor guaranties said lease in the manner hereinafter set forth.

NOW, THEREFORE, to induce Landlord to enter into said lease, the undersigned, ROSETTA GENOMICS, LTD., having its principal place of business at 10 Plaut Street, Reshovot, Israel ("Guarantor"), hereby agrees:

1. (a) Guarantor unconditionally guaranties to Landlord and the successors and assigns of Landlord, the full and punctual performance by Tenant, (which term shall be deemed to include its successors), of all the terms in said lease on Tenant's part to be performed. This guaranty shall remain in full force and effect in the event Tenant assigns the Lease or sublets the demised premises. This guaranty shall include any liability of Tenant which shall accrue under said lease for any period preceding as well as any period following the term in said lease specified. The Guarantor waives notice of any default by Tenant.

(b) If, at any time, default shall be made by Tenant in the performance or observance of any of the terms in said lease on Tenant's part to be performed, Guarantor will, on demand, pay to Landlord the rent, additional rent and other charges, including but not limited to, arrears thereof that may remain due to Landlord, and all damages that might arise in consequence of Tenant's default, including all reasonable attorneys' fees that may be incurred by Landlord enforcing Tenant's agreements or that may be incurred by Landlord in enforcing the agreements of Guarantor hereunder, without requiring notice from Landlord of any such defaults by Tenant.

2. Guarantor may, at Landlord's option, be joined in any action commenced by Landlord against Tenant in connection with and based upon the lease or any term thereof, and recovery may be had against Guarantor in such action or any independent action against Guarantor without Landlord first asserting, prosecuting or exhausting any remedy or claim against Tenant.

3. Any act of Landlord, or the successors or assigns of Landlord, consisting of a waiver of any of the terms of said lease, or the giving of any consent to anything related to said lease, or the granting of indulgences or extensions of time to Tenant, may be done without notice to Guarantor.

4. The obligations of Guarantor shall not be released by Landlord's receipt, application or release of security given for the performance and observance of the terms in said lease on Tenant's part to be performed; nor by any modification of such lease, but in case of any such modification the liability of Guarantor, shall be deemed modified in accordance with the terms of any such modification of the lease.

5. (a) The validity of this Guaranty and the obligation of Guarantor shall not be terminated, affected or impaired by reason of any action which Landlord may take or fail to take against Tenant or by reason of any waiver of, or failure to enforce, any of the rights or remedies reserved to Landlord in the lease, or otherwise.

(b) The validity of the Guaranty and the liability of Guarantor shall not be terminated or impaired by the (a) release or discharge of Tenant in any creditors', receivership, bankruptcy or other proceedings; (b) impairment, limitation or modification of the liability of Tenant or the estate of Tenant in bankruptcy, or of any remedy for the enforcement of Tenant's liability under the lease, resulting from the operation of any present or future provision of the Bankruptcy Code or other statute or from the decision of any court; (c) rejection or disaffirmance of the lease in any such proceedings; (d) assignment or transfer of the lease by Tenant; (e) disability or other defense of Tenant; or (f) cessation from any cause whatsoever of the liability of Tenant.

6. In the event of termination of the lease pursuant to the provisions thereof or in the event of the disaffirmance or rejection of the lease in any bankruptcy or insolvency proceedings, the Guarantor shall, upon request of Landlord, (a) pay to Landlord all rent, additional rent and other charges due and owing from Tenant to Landlord under the lease to and including the date of such termination, disaffirmance or rejection, and (b) enter, as "Tenant" , into a new lease with Landlord, of the premises demised in the lease, for a term commencing on the effective date of such termination, disaffirmance or rejection, and ending on the date fixed in the lease for its natural expiration (unless such new lease shall be sooner terminated as therein provided) at the same rent, additional rent and upon the same executory terms, covenants and conditions as are contained in the lease except that (y) the Guarantor's rights as "Tenant" under the new lease shall be subject to the possessory rights of Tenant under the lease and the possessory rights of any person, firm or corporation claiming by, through or under Tenant or by virtue of any statute or of any order of any court, and (z) such new lease to Guarantor shall require that all defaults existing under the lease be cured by Guarantor with due diligence. In the event Guarantor shall default in its obligation to enter into said new lease and such default shall continue for a period of 10 days following Landlord's request therefor, then, in addition to all other remedies by reason of such default, either at law or in equity, Landlord shall have the same rights and remedies against Guarantor as if Guarantor has entered into said new lease and said new lease had thereafter been terminated, as at the commencement date thereof, by reason of Guarantor's default thereunder.

7. Until all the terms in the lease on Tenant's part to be performed are fully performed, Guarantor (a) shall have no right of subrogation against Tenant by reason of any payments or acts of performance by Guarantor, in compliance with the obligations of Guarantor hereunder; (b) waives any right to enforce any remedy which Guarantor now or hereafter shall have against Tenant by reason of any one or more payments or acts of performance in compliance with the obligations of Guarantor hereunder; and (c) subordinates any liability or indebtedness of Tenant now or hereafter held by Guarantor to the obligations of Tenant to the Landlord under said lease.

8. This Guaranty shall apply to the lease, any extension or renewal thereof, the leasing of additional space and to any holdover term following the term or any extension or renewal thereof.

9. Guarantor agrees to deliver to Landlord as soon as practicable and in any event within 135 days after the end of each fiscal year of Guarantor, a consolidated balance sheet of Guarantor and its subsidiaries as of the end of such year and the related statements of income and of surplus of Guarantor and its subsidiaries for such year, all in reasonable detail and certified by independent certified public accountants of recognized national standing and reasonably acceptable to Landlord

Exhbit H - Page 1 of 2

10. This Guaranty shall be construed in accordance with and governed by the laws of the State of New Jersey. All litigation between the parties with respect to this Guaranty shall be conducted in Mercer County.

11. This instrument may not be changed, modified, discharged or terminated in any manner other than an agreement in writing signed by Guarantor and Landlord.

12. It is further agreed that this Guaranty is unconditional and absolute. In any action on this Guaranty the successful party shall be entitled to reasonable attorney’s fees and disbursements.

13. This Guaranty shall be binding on Guarantor, its successors and assigns, and shall at all times inure to the benefit of all parties comprising Landlord, their and each of their respective heirs, executors, administrators, successors and assigns.

IN WITNESS WHEREOF, Guarantor has hereunto set his hand as of the ________________ day of 2013.

ROSETTA GENOMICS, LTD.

By:________________________

STATE OF_______________________	)
)ss.:
COUNTY OF	)

On the __________ day of _______________ in the year __________ before me, the undersigned, a Notary Public in and for said State, personally appeared ______________________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity (ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

_____________________________________
Notary

Exhbit H - Page 2 of 2